Exhibit 10.6

Housing Lease Contract

Lessor (hereinafter referred to as Party A):

Qingdao Fanhua Property Service Co., Ltd

Contact: Chen Xue

Contact:

Address：6th Floor, Fushanwan Business Building, No. 12, Donghai West Road, South District, Qingdao

Unified Social Credit Code:

Lessee (hereinafter referred to as Party B):

Qingdao Zhongguang Yiyun Supply Chain Management Co., Ltd

Contact: Wei Minghui

Contact:

Address: Room 406, Building 3, No. 61, Guangsheng Road, High-tech Zone, Qingdao

Unified Social Credit Code:

According to the “Civil Code of the People’s Republic of China” and relevant regulations, Party A rents out the house it owns to Party B. To clarify the rights and obligations both parties, the following agreement is reached after consultation:

I.	Leased Premises Description

1. Party A leases to Party B for business purposes the house located in Room 1002, Building 2, Jindi Apartment, No. 87, Haier Road, Laoshan District, Qingdao, which is owned by Party A. The building area of the house is totaling 340 square metres, the specific location can be found in the attached map on the house ownership certificate.

2. Party A must guarantee that it has full ownership of the leased premises, and that the premises and the land use rights within the area of the premises are not used for mortgage security.

II.	Use of leased premises

1. Party B leases the house for office and business.

III.	Lease term

The term of this contract is three years, starting from 07 November 2022 to 06 November 2025 (no rent-free period). If Party A delays the delivery of the property, the lease term shall be calculated from the day after the actual delivery.

IV.	Rent and Payment Method (Unit: RMB)

1. Party A and Party B agree that the rent of the house is RMB 300,000 yuan (capital: Three hundred thousand yuan ) per year.

2. Payment method: Rent shall be deposited in two and paid in three, with quarterly payment, and the amount of quarterly payment shall be RMB 75,000 yuan (capital: Seventy five thousand). The first rent shall be paid before 25 November 2022 and so on. Party A shall issue the corresponding VAT special invoice to Party B within 7 days of the advance payment date, otherwise Party B will postpone the payment period.

3. Party A’s collection information is as follows:

Receiving account number:

Name: Qingdao Fanhua Property Service Co., Ltd

Bank of Account:

4. Party A shall bear all water, electricity, heating and property charges incurred by Party B during the lease term. Parking fee and Internet fee shall be borne by Party B.

V.	Rights and obligations of Party A

1. Party A agrees to renovate the house according to Party B’s requirements, and Party A shall bear all the expenses incurred by the renovation (including but not limited to demolition labor costs, cleaning fees, site clearance fees, painting labor and material costs, wiring fees, etc.). After the establishment of this lease contract, Party A will start the renovation after receiving the deposit of RMB 50,000 paid by Party B, and promises to complete the renovation within 10-15 working days.

2. Party A shall deliver the key of the house to Party B on the date when Party B pays the first installment of rent, and at the same time deliver to Party B the house drawings and detailed list of facilities and equipment (see the attached list for details).

3. Party A shall bear the expenses for handling the relevant approvals from the government departments, and Party B shall cooperate if necessary.

4. Party A must ensure that the house rented to Party B can be used for office and business activities; and complete the decoration project within the agreed period to meet the office and business needs.

5. During the lease period, Party A shall not mortgage the leased house and the land use rights within its scope.

6. During the lease period, if Party A transfers the property rights of the leased house to a third party, it shall notify Party B in writing 30 days in advance.

8. After the lease expires, if Party B does not renew the lease, Party A has the right to take back the house. Within 7 days after the lease expires, Party A shall return the deposit of RMB 50,000, and the equipment and facilities that Party B can move and dismantle shall belong to Party B.

9. During the lease period, Party A shall be responsible for repairing the house (including roof leaks), and the losses caused by damage to the house facilities due to Party B shall be borne by Party B (except for losses caused by force majeure). Party A shall bear the damage caused by the inherent quality defects of the house itself and the corresponding responsibilities.

VI.	Rights and obligations of Party B

1. Party B shall use the house in accordance with the provisions of this contract and shall not be liable for compensation for natural wear and tear of the house. Party B shall take good care of the house and shall not damage the structure and facilities of the house. Party B shall compensate for the damage caused by Party B at the price; Party B shall be responsible for personal and property safety during the period of leasing and using the house.

2. Party B may renovate and decorate the house according to the needs of the house without destroying the original main structure of the house with the consent of Party A.

3. Party B shall not use the house for illegal operations and any illegal and criminal activities.

4. Pay the rent in accordance with Article 4 of this Agreement.

VII.	Renewal of leases

After the expiry of the lease, if Party B intends to renew the lease, Party B has the right of priority under the same conditions, but must submit a written application to Party A within two months before the expiry of the lease.

VIII.	Variation and cancellation of contracts

1. Party A has the right to terminate the contract if Party B has any of the following circumstances;

(1) Failing to deliver the rent according to the agreed period for more than  7  days.

(2) During the lease period, without Party A’s written approval or consent, changing the structure or use of the leased premises without permission, and failing to restore the original status within a limited period after Party A’s written notice.

(3) Engaging in illegal business and criminal activities.

2. Party B has the right to terminate the contract if Party A has any of the following circumstances:

(1) Party A fails to deliver or delivers the leased property overdue for more than 20 days.

(2) During the lease period, Party A has a dispute with a third party or a third party over the property and the land within its scope, resulting in Party B being unable to use the property normally for more than 20 days.

(3) Party A mortgages or transfers the leased property to a third party without Party B’s written permission.

(4) During the lease period, the water and electricity facilities attached to the property are defective and Party A fails to repair them or they still cannot meet office needs after repair.

(5) The main structure of the leased property is defective, endangering safety.

3. During the lease period, if any of the following circumstances occurs, both parties may amend or terminate this contract:

(1) Party A and Party B agree to amend or terminate this contract in writing.

(2) Due to force majeure, the house and its annexes are severely damaged, making it impossible to continue to perform this contract.

(3) During the lease period, the house leased by Party B is expropriated, requisitioned, or demolished.

(4) Due to force majeure such as earthquakes, typhoons, floods, wars, etc., the house and its annexes are damaged, making it objectively impossible to continue to perform this contract.

4. Special agreement:

As confirmed by both parties, industrial and commercial change registration is a necessary condition for the payment of the deposit and rent of this contract; after the signing of the contract, Party A shall cooperate with Party B to handle the industrial and commercial change registration of the company’s registered place. If the change registration cannot be completed, the two parties may negotiate to terminate the contract without assuming any liability for breach of contract.

IX.	Liability for breach of contract and compensation

According to the provisions of Article 8, Item 1 and 2 of this contract, the party that complies with the contract has the right to terminate the contract and has the right to require the party that breaches the contract to compensate for economic losses.

X.	Dispute settlement

If both parties fail to reach an agreement on all disputes related to this contract after consultation, either party may file a lawsuit to the People’s Court where the house is located.

XI.	Other agreement

1, This contract is not the entire content. Party A and Party B may reach an agreement in the form of a supplementary agreement. The supplementary agreement is an integral part of this contract and has the same legal effect as this contract;

2. This contract shall come into existence on the date on which it is signed or sealed by both parties.

3. This contract is made in duplicate, with each party holding one copy.

4. This contract includes the following annexes, which are an integral part of this contract:

(1) A copy of the purchase contract and other documents that can prove Party A’s rights;

(2) A detailed delivery list;

(3) A copy of Party A’s business license, tax registration certificate, and organization code certificate

(4) A certificate of housing acceptance issued by a government agency (such as fire protection, environmental protection, etc.)

Party A: (stamped)	Party B (stamped)
Qingdao Fanhua Property	Qingdao Zhongguang Yiyun
Service Co., Ltd	Supply Chain Management Co., Ltd
Legal representative (proxy):
Chen Xue (stamped)	Legal representative (proxy).

Date: 21 October 2022	Date: 21 October 2022

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